Exhibit 99.1

Unique Fabricating, Inc. Reports Second Quarter Revenues of $35.7 Million;
Diluted Earnings Per Share of $0.24
Board of Director's declares quarterly dividend of $0.15 per share
Record quarterly revenues driven by organic growth from successful new product launches

Auburn Hills, MI - August 12, 2015 -- Unique Fabricating, Inc. ("Unique” or the "Company”)(NYSE MKT: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial appliance market, today announced its financial results for the second quarter and six months ended June 28, 2015, its first quarter as a publicly traded company.

Second Quarter Highlights and Recent Developments

•	Revenue of $35.7 million versus $33.0 million in the second quarter of 2014, an increase of 8.1% year-over-year

•	Adjusted EBITDA of $4.2 million, including $0.9 million for non-cash charges which includes depreciation and amortization and non-cash stock awards, versus $4.4 million in the second quarter of 2014

•	Diluted earnings per share of $0.24 versus $0.25 in the second quarter of 2014

•	Declared a quarterly cash dividend of $0.15 per share payable on August 31, 2015 for stockholders of record as of August 24, 2015

•	Completed initial public offering, raising $25.7 million in gross proceeds

•	Began trading as a public company on the New York Stock Exchange MKT on July 1, 2015

•	Secured additional development and prototyping contracts from tier 1 OEM’s for patent pending TwinShape line of proprietary ducts for potential inclusion in 2016 and 2017 vehicle programs

•	Launched new thermal wrap for water heaters to increase energy efficiency

“Our financial results for the second quarter reflect the strength of our business and reinforce our confidence that we are well positioned to execute on our long term growth strategy,” said John Weinhardt, Chief Executive Officer. “We continue to see a number of favorable trends in both the automotive and industrial markets that we believe will provide us with significant opportunities to organically grow our business. The operating leverage inherent in our business model enables meaningful profitability expansion in excess of revenue growth, which we believe, in turn, will drive incremental free cash flow. Following the successful completion of our initial public offering, we also have the financial flexibility and strength to support our long-term growth.”

“In the automotive industry, increased demand for greater fuel efficiency and the need for quieter vehicles to support the use of telematics and infotainment systems in all classes of cars are driving demand for our multi-material foam, rubber and plastic components,” Weinhardt added. “We are focused on collectively leveraging these industry trends along with higher new vehicle production volumes, a geographic shift in vehicle production from international manufacturers and evolving customer sourcing strategies to increase content per vehicle and expand our market share.”

Weinhardt continued, “In our industrial appliance business, the increase in new housing starts and the continued growth of the home improvement market has increased the demand for our products from appliance OEMs, HVAC and water heater manufacturers.”

“We remain committed to the innovation of new products that address the needs of an evolving marketplace and support the organic growth of our business with both existing and new customers, as well as opportunistically evaluating strategic acquisitions that could potentially expand our addressable market,” Weinhardt concluded.

Second Quarter Financial Summary
Total revenue for the quarter ended June 28, 2015 increased to $35.7 million, up 8.1%, or $2.7 million from $33.0 million during the same period last year. The increase was driven primarily by the introduction of new products, including the thermal wrap for water heaters which improves energy efficiency, as well as our continued increased market penetration.
Gross profit for the quarter period ended June 28, 2015 was $8.4 million, or 23.6% of total revenues compared to $9.0 million, or 27.1% of revenues for the corresponding period last year. The decline in gross margin was due primarily to higher manufacturing costs associated with the launch of the Company’s new water heater wrap.
Net income for the quarter ended June 28, 2015 was $1.7 million, or $0.25 per basic and $0.24 per diluted share, respectively, compared to $1.7 million, or $0.25 per basic and diluted share, in the second quarter of 2014.
Adjusted EBITDA for the quarter ended June 28, 2015 was $4.2 million compared to $4.4 million in the second quarter 2014. Second quarter of 2014 Adjusted EBITDA was increased due to addbacks to GAAP net income for various acquisition related expenses, primarily transaction fees and amortization of the step up in inventory basis to fair market value as a result of purchase accounting for the various acquisitions the Company has completed. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Year to Date Financial Summary
Please note that the prior year-to-date period in 2014 was 26 weeks, compared to 25 weeks in the comparable period this year. Total revenue for the year-to-date period ended June 28, 2015, increased to $68.1 million, up 9.6%, or $6.0 million from $62.1 million for the corresponding period last year. The year over year revenue growth was driven by increased market penetration and the introduction of new products.
Gross profit for the year-to-date period ended June 28, 2015 was $16.4 million, or 24.0% of revenues compared to $15.7 million or 25.2% of revenues for the corresponding period last year.  The decline in gross margin is primarily a result of higher manufacturing costs associated with the launch of Unique Fabricating, Inc.'s (the “Company’s”) new thermal water heater wraps.
Net income for the year-to-date period ended June 28, 2015 was $2.9 million, or $0.43 per basic and $0.41 per diluted share, respectively, compared to $2.2 million or $0.32 per basic and diluted share in the comparable period last year.
2015 year-to-date Adjusted EBITDA was $7.8 million compared to $7.4 million for the corresponding period last year.  2014 Adjusted EBITDA was increased due to addbacks to GAAP net income for various acquisition related expenses, primarily transaction fees and amortization of the step up in inventory basis to fair market value as a result of purchase accounting for the various acquisitions the Company has completed. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Balance Sheet Summary
The Company ended the June 28, 2015 period with cash and cash equivalents of $759,000 compared to $756,000 at January 4, 2015.
Total debt outstanding at June 28, 2015 was $41.1 million compared to $40.0 million at January 4, 2015.
As of June 28, 2015, the Company had $9.0 million available of unused capacity under its $19.5 million revolving credit facility.

Subsequent to the end of the second quarter, on July 7, 2015, the Company closed its initial public offering of common stock, selling 2,702,500 shares of common stock, including 352,500 subject to the over-allotment option, generating approximately $25.7 million in gross proceeds. The Company has used the net proceeds from this offering to repay approximately $13.1 million principal amount of its 16% senior subordinated notes outstanding, together with accrued interest, and temporarily reduce borrowings under the revolving portion of its senior secured credit facility.

2015 Outlook
The Company expects:

•	Full year 2015 revenue of $138 to $142 million

•	Full year 2015 diluted earnings per share of $0.73 to $0.77

Declaration of Dividends
On August 12, 2015, Unique Fabricating, Inc.'s Board of Directors approved payment of a quarterly cash dividend of $0.15 per share. The dividend will be paid on August 31, 2015 to shareholders of record as of the close of business on August 24, 2015.

Quarterly Results Conference Call
Unique will host a conference call and live webcast to discuss second quarter 2015 results at 8:30 a.m. Eastern Time today, August 12. To access the call, please dial 1-888-572-7034 (toll-free) or 1-719-457-2083 and reference conference ID 9215831. The conference call will also be webcast live on the Investor Relations section of the company’s website at http://uniquefab.investorroom.com/.
A replay of the call will be available from 1 p.m. ET on August 12, 2015 until 11:59 p.m. ET by dialing 1-877-870-5176 (United States) or 1-858-384-5517 (international) and using pin number 9215831.
A replay of the webcast will be available on the Investor Relations section of the Company’s website for at least 90 days.

About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE MKT: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance market. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes including die cutting, thermoforming, compression molding and fusion molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.

Safe Harbor Statement
Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s 2015 Outlook to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about revenue and earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Prospectus, dated June 30, 2015 filed with the Securities and Exchange Commission pursuant to Rule 424(b) and in particular the Section entitled “Risk Factors” of the Prospectus, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the SEC. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

About Non-GAAP Financial Measures
We present Adjusted EBITDA in this press release to provide a supplemental measure of our operating performance. We believe that Adjusted EBITDA is a useful performance measure and it is used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. In addition, the financial covenants in our senior secured credit facility are based on Adjusted EBITDA, as presented in this press release, subject to dollar limitations on certain adjustments.

Investor Contact:
Hayden IR
Brett Maas/Rob Fink
646-536-7331/646-415-8972
ufab@haydenir.com

Source: Unique Fabricating, Inc.

UNIQUE FABRICATING, INC.
Consolidated Statements of Operations (Unaudited)

	Thirteen Weeks Ended June 28, 2015	Thirteen Weeks Ended June 29, 2014	Twenty-Five Weeks Ended June 28, 2015	Twenty-Six Weeks Ended June 29, 2014
Net Sales	$35,672,173	$33,006,444	$68,102,680	$62,123,157
Cost of Sales	27,244,229	24,047,585	51,750,874	46,444,111
Gross Profit	8,427,944	8,959,859	16,351,806	15,679,046
Selling, General, and Administrative Expenses	5,088,876	5,618,622	10,332,313	10,701,780
Operating Income	3,339,068	3,341,237	6,019,493	4,977,266
Non-operating Income (Expense)
Investment income	230	5	230	16
Other income	7,027	15,420	14,321	27,813
Interest expense	(853,335)	(900,082)	(1,712,689)	(1,887,618)
Total non-operating expense	(846,078)	(884,657)	(1,698,138)	(1,859,789)
Income – Before income taxes	2,492,990	2,455,580	4,321,355	3,117,477
Income Tax Expense	801,090	756,042	1,436,718	956,209
Net Income	$1,691,900	$1,699,538	$2,884,637	$2,161,268
Net Income per share
Basic	$0.25	$0.25	$0.43	$0.32
Diluted	$0.24	$0.25	$0.41	$0.32

UNIQUE FABRICATING, INC.
Consolidated Balance Sheets

	(Unaudited)
	June 28, 2015	January 4, 2015
Assets
Current Assets
Cash and cash equivalents	$759,255	$756,044
Accounts receivable – net	21,890,656	18,747,468
Inventory – net	11,732,035	10,488,051
Prepaid expenses and other current assets:
Prepaid expenses and other	2,405,688	1,613,327
Deferred tax asset	907,073	1,288,704
Total current assets	37,694,707	32,893,594
Property, Plant, and Equipment – Net	19,348,217	17,920,073
Goodwill	15,183,417	15,183,417
Intangible Assets	15,644,191	16,748,466
Other assets
Investments – at cost	1,054,120	1,054,120
Deposits and other assets	88,728	61,094
Debt issuance costs	242,901	289,942
Total assets	$89,256,281	$84,150,706
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	12,360,367	10,177,820
Current maturities of long-term debt	2,268,595	2,018,133
Income taxes payable	233,172	90,169
Accrued compensation	2,177,853	2,791,260
Other accrued liabilities	1,253,014	1,498,094
Total current liabilities	18,293,001	16,575,476
Long-term debt – net of current portion	28,349,382	29,000,612
Line of credit	10,432,331	8,952,865
Other long-term liabilities
Deferred tax liability	6,157,273	6,497,330
Other liabilities	89,437	86,511
Total liabilities	63,321,424	61,112,794
Redeemable Common Stock – 2,415,399 million shares issued and outstanding with a redemption value of $13,612,967 million and $11,362,481 million at June 28, 2015 and January 4, 2015, respectively	7,810,007	6,445,977
Stockholders’ Equity
Common stock, $0.001 par value – 15,000,000 million shares authorized and 4,324,599 million issued and outstanding	4,325	4,325
Additional paid-in-capital	13,735,765	13,723,456
Retained earnings	4,384,760	2,864,154
Total stockholders’ equity	18,124,850	16,591,935
Total liabilities and stockholders’ equity	$89,256,281	$84,150,706

UNIQUE FABRICATING, INC.
Consolidated Statements of Cash Flows (Unaudited)

	Twenty-Five Weeks Ended June 28, 2015	Twenty-Six Weeks Ended June 29, 2014
Cash Flows from Operating Activities
Net income	$2,884,637	$2,161,268
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,739,541	1,732,288
Amortization of debt issuance costs	155,226	150,237
Loss on sale of assets	14,330	—
Bad debt expense, net of recoveries	(642)	197,530
Loss on derivative instrument	2,925	97,396
Stock option expense	12,309	21,038
Deferred income taxes	41,574	(621,311)
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(3,142,546)	(4,445,840)
Inventory	(1,243,984)	(581,015)
Prepaid expenses and other assets	(248,191)	908,068
Accounts payable	1,873,471	2,337,292
Accrued and other liabilities	39,534	129,887
Net cash provided by operating activities	2,128,184	2,086,838
Cash Flows from Investing Activities
Purchases of property and equipment	(2,079,527)	(623,335)
Proceeds from sale of property and equipment	1,797	—
Acquisition of Chardan Corporation	—	(2,316,911)
Working capital adjustment from acquisition of PTI	—	173,740
Net cash used in investing activities	(2,077,730)	(2,766,506)
Cash Flows from Financing Activities
Net change in bank overdraft	309,074	86,735
Payments on debt and in-kind interest	(508,962)	(511,915)
(Payments on) proceeds from revolving credit facilities	1,479,466	2,196,315
Debt issuance costs	—	(35,593)
Expenses of in process equity offering	(571,803)	—
Post acquisition payments for Unique Fabricating	(755,018)	(168,633)
Net cash (used in) provided by financing activities	(47,243)	1,566,909
Net Increase in Cash and Cash Equivalents	3,211	887,241
Cash and Cash Equivalents – Beginning of period	756,044	891,826
Cash and Cash Equivalents – End of period	$759,255	$1,779,067
Supplemental Disclosure of Cash Flow Information – Cash paid for
Interest	$1,233,275	$1,461,479
Income taxes	$1,176,528	$1,025,947
Supplemental Disclosure of Cash Flow Information – Non cash investing and financing activities for
Note payable incurred for Chardan acquisition	$—	$500,000
Accretion on redeemable common stock	$1,364,031	$—

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA

	Thirteen Weeks Ended June 28, 2015	Thirteen Weeks Ended June 29, 2014	Twenty-Five Weeks Ended June 28, 2015	Twenty-Six Weeks Ended June 29, 2014
GAAP Net income	$1,691,901	$1,699,538	$2,884,637	$2,161,268
Plus: Interest expense, net	853,335	900,082	1,712,689	1,887,618
Plus: Income tax expense	801,090	756,042	1,436,718	956,209
Plus: Depreciation and amortization	892,472	850,284	1,739,541	1,732,288
Plus: Non-cash stock award	6,401	16,825	12,309	21,038
Plus: Non-recurring integration expenses	—	19,043	—	71,531
Plus: Non-recurring step-up of inventory basis to fair market value	—	85,097	—	370,336
Plus: Transaction fees	—	33,051	—	236,537
Adjusted EBITDA	$4,245,199	$4,359,962	$7,785,894	$7,436,825